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StockMaster News for: APPLIED POWER INC (APW)                        Page 1 of 3


     Industry

     Business Wire
     Thursday January 27 2:00am

     WAUKESHA, Wis--(BUSINESS WIRE)--Jan. 27, 2000--Applied Power Inc. (NYSE:
                                                                         ---
     APW) today announced plans to spin off its electronics business from its industrial business to create a pure global supplier in the high-growth electronic manufacturing services (EMS) sector. The new company, to be called APW, will be the largest player in the $90 billion EMS industry focused on the fast-growing, integrated electronic enclosures systems business. As part of the spin-off, APW will be converted to a Bermuda corporation. The spin-off should be tax-free to Applied Power shareholders.

     Applied Power's current industrial business segment will operate on a stand-alone basis, and will remain incorporated in Wisconsin.

     The spin-off is expected to be completed by fiscal year-end, at which time each Applied Power shareholder of record would receive a dividend of one newly issued share of APW for each Applied Power share they hold.

     "Over the past several months, we have been evaluating a range of alternatives to separate our electronics and industrial businesses," said Richard G. Sim, chief executive officer of Applied Power Inc. "The spin-off of APW from Applied Power provides for a clean and efficient separation of the industrial and electronics businesses, enabling each company to concentrate on its core business. This permits shareholders to make more focused investment decisions and allows the market to assign a more appropriate stand-alone valuation to each company."

     Continued Sim, "As the largest player in the dynamic EMS industry that is focused on the rapidly growing integrated electronic enclosures systems business, APW is well positioned to benefit from the significant end-market growth and increased outsourcing of electronics manufacturing and integration in the datacom, telecom and networking industries. This spin-off will provide APW with the focus and financial flexibility required to aggressively and effectively pursue growth opportunities on a global basis."
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Upon the completion of the spin-off, Dick Sim will be chairman of the board and CEO of APW. Bill Albrecht, currently the global leader of Applied Power's electronics segment, will be responsible for APW's North and South American operations. Guus Boel, currently the global leader of Applied Power's industrial segment, will relocate to the United Kingdom where he will be responsible for the European and Asian operations of APW. Both Bill Albrecht and Guus Boel will report directly to Dick Sim.

Commenting on the management appointments Sim said, "Guus Boel will greatly strengthen the day-to-day leadership of our electronics business in Europe and our ties to key customers. Because Bill, Guus and I have worked together so closely for many years, these changes in responsibility will be seamless and will provide the leadership structure necessary to drive APW to reach its growth objectives."

Dick Sim will also be chairman of the board of the industrial business. Bob Arzbaecher will be CEO and Andy Lampereur will serve as the CFO for the industrial business. Until recently, Bob Arzbaecher was the CFO of Applied Power Inc. Most recently, Andy Lampereur has held a variety of financial and operational leadership positions within the industrial business segment and in the past served as Applied Power's corporate controller.

These management duties are effective immediately, with the new titles taking effect upon completion of the spin-off transaction.

Added Sim, "I am delighted that Bob has accepted the opportunity to lead the industrial company. Bob's demonstrated leadership qualities, coupled with his familiarity with the businesses and their leaders, make him the natural choice to lead the industrial business as a separate public company. Bob and his team will be well positioned to focus on growing the business by leveraging our established brand names, excellent customer relationships and world class operations."

Credit Suisse First Boston served as financial advisor to Applied Power.

About APW

APW is the most vertically integrated provider of integrated electronic enclosures systems in the EMS industry. The company offers a full array of electro-mechanical products and services -- from fabrication to integration and drop-ship. With over 40 facilities around the world APW is the leading EMS company with the size and scope necessary to provide end-to-end services on a global basis.

About The Industrial Business

Applied Power's industrial businesses design, manufacture, sell and distribute a broad range of standard and customized products sold to retail, industrial and OEM customers. The businesses hold leading market positions for niche applications serving industrial markets throughout the Americas, Europe and
Asia. The company's products are offered under such established brand names as Enerpac, Gardner
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StockMaster News for: APPLIED POWER INC (APW)                        Page 3 of 3

     Bender, Power-Packer, Power Gear and Barry Controls.

     About APW

     Contact:  Applied Power Inc.
               Susan Hrobar
               262/523-7775

               or

               Sard Verbinnen & Co.
               Andrew Merrill/Kimberly Polan
               212/687-8080